Exhibit 99.1
For Immediate Release

TrueCar Announces Chief Financial Officer Transition

SANTA MONICA, Calif., October 15, 2020 – TrueCar, Inc. (NASDAQ: TRUE) announced today that Noel Watson has resigned as Chief Financial Officer to accept another business opportunity with a privately-held company outside of the automotive vertical. Mr. Watson expects to continue in his current position through November 16, 2020 in order to ensure a smooth transition for the Company. Charles Thomas, the Company’s Controller, will serve as interim principal financial officer until a permanent candidate is identified.

“We thank Noel for his significant contributions to TrueCar during his tenure with the Company. Noel has been instrumental in helping us navigate a period of rapid business transformation, and in positioning the Company for future success as we execute on our strategic vision of building the industry’s leading modern digital car buying marketplace. We wish him continued success in this next chapter of his career,” said Mike Darrow, President and Chief Executive Officer of TrueCar.

“While today’s announcement is bittersweet, I am proud of what we have accomplished and take comfort in knowing that I leave TrueCar well positioned to deliver on its strategic plans and to unlock its next chapter of growth," said Mr. Watson. “I have the utmost confidence in the TrueCar brand, executive team and employees.”

Mr. Watson’s resignation is not related to any issues involving the Company's operations, financial statements, internal controls, policies or practices. The Company is looking forward to announcing its financial results for the third quarter ended September 30, 2020 on Thursday, November 5, 2020, following the close of market.

About TrueCar

TrueCar is a leading automotive digital marketplace that enables car buyers to connect to our nationwide network of Certified Dealers. We are building the industry's most personalized and efficient car buying experience as we seek to bring more of the purchasing process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new and used cars – all with a clear view of what's a great deal. When they are ready, TrueCar will enable them to connect with a local Certified Dealer who shares in our belief that truth, transparency and fairness are the foundation of a great car buying experience. As part of our marketplace, TrueCar powers car-buying programs for over 250 leading brands, including AARP, Sam’s Club, and American Express. Nearly half of all new-car buyers engage with TrueCar powered sites, where they buy smarter and drive happier. TrueCar is headquartered in Santa Monica, California, with offices in Austin, Texas and Boston, Massachusetts.

For more information, please visit www.truecar.com, and follow us on Facebook or Twitter. TrueCar media line: +1-844-469-8442 (US toll-free) Email: pr@truecar.com

TrueCar Contacts:

Danny Vivier
Vice President, Investor Relations & Strategic Finance
investors@truecar.com
(760) 505-9654

Shadee Malekafzali
Senior Director, Public Relations
shadee@truecar.com

(925) 408-0394